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                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS NET SALES AND NET INCOME FOR SECOND QUARTER.   $.035 DIVIDEND
DECLARED.

TOWN & COUNTRY, MISSOURI, July 20, 1998 . . . . . Huntco Inc. (NYSE:"HCO"), an
intermediate steel processor, today announced results of operations for its second quarter which ended June 30, 1998. Net sales for the quarter were $104.7 million, an increase of 11.8% in comparison to net sales of $93.7 million for the three months ended June 30, 1997. Net income available for common shareholders for the quarter was $.4 million, or $.05 per share both basic and diluted, which compares to net income available for common shareholders of $1.5 million, or $.17 per share, both basic and diluted, in the prior year's second quarter. Net sales for the six months ended June 30, 1998 were $215.1 million, an increase of 20.1% in comparison to net sales of $179.2 million for the six months ended June 30, 1997. Net income available for common shareholders for the six months ended June 30, 1998 was $1.0 million, or $.12 per share, both basic and diluted, which compares to net income available for common shareholders of $2.7 million, or $.30 per share, both basic and diluted, in the six month period ended June 30, 1997.

The Company declared a dividend of $.035 per common share for common shareholders of record on July 31, 1998 and payable on August 14, 1998.

The Company attributes the increase in net sales to higher levels of tons processed, with these volume driven increases in net sales being partially offset by lower average selling prices. The Company processed and shipped 330,731 and 670,833 tons of steel in the three and six month periods ended June 30, 1998, an increase of 21.9% and 29.1%, respectively, in comparison to the comparable periods in the prior year. Approximately 24.3% and 24.0% of the tons processed in the three and six month periods ended June 30, 1998, represented customer-owned material processed on a per ton, fee basis, versus a tolling percentage of 21.6% and 21.9% in the comparable periods of the prior year. The Company sold 72,204 and 158,044 tons of cold rolled products during the three and six month periods ended June 30, 1998, which compares to 60,475 and 109,321 tons in the comparable 1997 periods. Average per ton selling values declined 6.5% in both the three and six month periods ended June 30, 1998, in comparison to prior year levels, reflecting lower prices for hot rolled steel coils charged by the Company's suppliers.

Gross profit expressed as a percentage of net sales was 7.4% and 7.2% for the three and six month periods ended June 30, 1998, respectively, which compares to 9.7% and 9.2% for the comparable prior year periods. The lower gross profit margins in 1998 primarily reflect the continuing declines in steel prices.

The Company expects that tons sold in the second half of 1998 should approximate the level of tons sold during the first half of 1998, but anticipates that the amount of net sales dollars will likely decline somewhat depending on the magnitude of any further reductions in steel prices. The Company also believes, notwithstanding the expected continuing decline in steel prices, that its gross profit margins should continue to improve slowly during the second half of 1998, due to operational improvements and more favorable feed stock costs at the cold mill. Further, the Company believes that recent improvements to the filtration system at the cold mill should allow it to sell its cold rolled products to a broader segment of the market.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects", "believes", and "anticipates", and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 1998 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Transitional Annual Report and in Form 10-K, both for the eight month transition period ended December 31, 1997.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.

                              *  *  *  *  *

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                                 HUNTCO INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             (unaudited, in thousands, except per share amounts)

                                         Six Months           Three Months
                                        Ended June 30         Ended June 30
                                       1998       1997       1998       1997
                                     -------    -------     -------    ------
Net sales                           $215,097   $179,158    $104,724   $93,657

Cost of sales                        199,579    162,753      96,962    84,601
                                     -------    -------      ------    ------

Gross profit                          15,518     16,405       7,762     9,056

Selling, general and
 administrative expenses               9,718      8,316       5,000     4,701
                                     -------    -------      ------    ------

Income from operations                 5,800      8,089       2,762     4,355

Interest, net                         (4,017)    (3,581)     (1,997)   (1,826)
                                     -------    -------      ------    ------

Income before income taxes             1,783      4,508         765     2,529

Provision for income taxes               650      1,712         283       957
                                     -------    -------      ------    ------

Net income                             1,133      2,796         482     1,572

Preferred dividends                      100         83          50        50
                                     -------    -------      ------    ------
Net income available
 for common shareholders            $  1,033   $  2,713     $   432   $ 1,522
                                     =======    =======      ======    ======

Earnings per common share
 (basic and diluted)                  $  .12   $    .30     $   .05   $   .17
                                       =====      =====       =====     =====

Weighted average
 common shares outstanding:
  Basic                                8,942      8,942       8,942     8,942
                                       =====      =====       =====     =====
  Diluted                              8,972      8,942       8,946     8,942
                                       =====      =====       =====     =====

                                   HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                      June 30,   December 31,
                                                        1998         1997
                                                     ----------   -----------
                                                     (unaudited)   (audited)
ASSETS
Current assets:
 Cash                                                  $     19     $     27
 Accounts receivable, net                                52,758       41,643
 Inventories                                             90,591       81,612
 Other current assets                                     2,862        5,015
                                                       --------     --------
                                                        146,230      128,297
Property, plant and equipment, net                      147,138      145,777
Other assets                                             11,424       11,191
                                                       --------     --------
                                                       $304,792     $285,265
                                                       ========     ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                      $ 48,572     $ 40,027
 Accrued expenses                                         4,188        3,879
 Current maturities of long-term debt                       215          209
                                                       --------     --------
                                                         52,975       44,115
                                                       --------     --------

Long-term debt                                          120,527      110,730
Deferred income taxes                                     9,565        9,415
                                                       --------     --------
                                                        130,092      120,145
                                                       --------     --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)         4,500        4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                   53           53
   Class B (issued and outstanding, 3,650)                   37           37
 Additional paid-in-capital                              86,530       86,530
 Retained earnings                                       30,605       29,885
                                                       --------     --------
                                                        121,725      121,005
                                                       --------     --------
                                                       $304,792     $285,265
                                                       ========     ========